Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement Form S-3 No. 333-82518 and in the Registration Statements Form S-8 No. 333-81571 and No. 333-76662 of our report dated March 19, 2004 with respect to the consolidated financial statements and schedule of TurboChef Technologies, Inc included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Atlanta, Georgia
March 29, 2004